Summary of Purchase / Sale Agreement dated February 15, 2006 between GéoNova Explorations Inc. and Strateco Resources Inc. (English)

On February 15, 2006, Strateco Resources Inc. (“Strateco”),.entered into a Formal Purchase / Sale Agreement (The Agreement) with GéoNova Explorations Inc., (“GéoNova”), a wholly-owned subsidiary of Campbell Resources Inc., to acquire a 100% interest in the Discovery and Cameron projects hereafter called The Discovery Property under the following terms:

1) $25,000 to be paid upon signature of the letter of intent;

2) $200,000 to be paid within five days of Strateco’s annual meeting, and no later than May 30, 2006;

3) $275,000 to be paid upon completion of the initial public offering of a new company, ‘NewCo’, into which the property will be transferred;

4) At Strateco’s option, either $1,000,000 in common shares of ‘NewCo’ to be issued to GéoNova or $1,000,000 to be paid in cash no later than August 30, 2006;

5) A 2% NSR royalty on all of the property claims. The royalty is redeemable for $1,000,000.

Strateco already had an option to acquire a 50% interest in the property, in which it had invested over $3 million in exploration since 2002.

The Discovery property lies 45 kilometres northwest of Lebel-sur-Quévillon, Québec, Canada. It consists of 124 claims covering an area of 3,371 hectares.